Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT OF

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PROTAGONIST THERAPEUTICS, INC.

The undersigned hereby certifies that:

1. He is the duly elected and acting President of Protagonist Therapeutics, Inc., a Delaware corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on August 22, 2006, under its former name, Protagonist, Inc. An Amended and Restated Certificate of Incorporation was filed on September 18, 2006. A Second Amended and Restated Certificate of Incorporation was filed on May 3, 2013. A Third Amended and Restated Certificate of Incorporation was filed on July 10, 2015 (the “Restated Certificate”).

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation amends Article Fourth to strike out the first paragraph of Article Fourth and substituting in lieu of said paragraph the following two paragraphs:

“This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this Corporation is authorized to issue is 286,374,911. The total number of shares of common stock authorized to be issued is 160,000,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 126,374,911, par value $0.00001 per share (the “Preferred Stock”), 6,037,500 of which are designated as Series A Preferred Stock (“Series A Preferred Stock”), 40,000,000 of which are designated as Series B Preferred Stock (“Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Junior Preferred Stock”) and 80,337,411 of which are designated as Series C Preferred Stock (“Series C Preferred Stock”).

Effective when this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each fourteen and one half of one (14.5) outstanding shares of Common Stock, par value $0.00001 per share, shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (including all shares of Common Stock issuable upon exercise or conversion of outstanding options, restricted stock units, convertible securities and any other stock awards as set forth in Section 4(e)(iv) with respect to the Preferred Stock), par value $0.00001 per share; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the fair market value of one share of Common Stock on the day before the date this Certificate of Amendment of Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

4. The foregoing Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 1st day of August, 2016.

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh V. Patel, Ph.D.
Dinesh V. Patel, Ph.D.
President and Chief Executive Officer

PROTAGONIST THERAPEUTICS, INC.

SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “PROTAGONIST THERAPEUTICS, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF JULY , A.D. 2015, AT 8:03 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTAGONIST THERAPEUTICS, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Protagonist Therapeutics, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Protagonist Therapeutics, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 22, 2006, under its former name, Protagonist, Inc. An Amended and Restated Certificate of Incorporation was filed on September 18, 2006. A Second Amended and Restated Certificate of Incorporation was filed on May 3, 2013.

SECOND: That the Board of Directors of the corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Second Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Protagonist Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of this Corporation in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this Corporation is authorized to issue is 286,374,911. The total number of shares of common stock authorized to be issued is 160,000,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 126,374,911, par value $0.00001 per share (the “Preferred Stock”), 6,037,500 of which are designated as Series A Preferred Stock (“Series A Preferred Stock”), 40,000,000 of which are designated as Series B Preferred Stock (“Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Junior Preferred Stock”) and 80,337,411 of which are designated as Series C Preferred Stock (“Series C Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article IV. “Certificate of Incorporation” refers to this Third Amended and Restated Certificate of Incorporation.

A. Common Stock

1. Relative Rights. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. Each share of Common Stock shall have the same relative rights as, and be identical in all respects to, all the other shares of Common Stock.

2. Voting. Each holder of shares of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law and shall be entitled to cast one vote for each outstanding share of Common Stock so held upon any matter or thing properly considered and acted upon by the holders of Common Stock; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. Except as provided herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the then-outstanding stock of the Corporation (voting together on an as-converted to Common Stock basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Dividends. Subject to the restrictions and limitations set forth in this Certificate of Incorporation and the preferential rights of holders of all classes of stock at the time outstanding having preferential rights as to dividends, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors; provided that no such dividends may be declared or paid (other than in the form of shares of Common Stock) unless dividends are simultaneously declared or paid, as the case may be, on the shares of Preferred Stock as set forth in Section B(1), below.

4. Liquidation. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, along with the holders of Preferred Stock, shall be entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled, all as more fully described in Section B(2), below.

B. Preferred Stock

The rights, preferences, privileges, restrictions and other matters relating to the Preferred Stock are as follows.

1. Dividend Provisions.

(a) Series C Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to (a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Preferred Stock as equals the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (b) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (i) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split combination or other similar recapitalization with respect to such class or series) and (ii) multiplying such fraction by an amount equal to the Series C Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series C Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend. The “Series C Original Issue Price” shall mean $0.4979 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

(b) Junior Preferred Stock. After payment of the prior dividend rights of the Series C Preferred Stock pursuant to the above provisions of Subsection 1(a), the holders of Junior Preferred Stock then outstanding shall first receive, or simultaneously receive, prior and in preference to any declaration, payment or setting aside of any dividend on the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock), a dividend on each outstanding share of such Junior Preferred Stock in an amount at least equal to (a) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of such Junior Preferred Stock as equals the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of such Junior Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (b) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such Junior Preferred Stock determined by (i) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split combination or other similar recapitalization with respect to such class or series) and (ii) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below) or the Series B Original Issue Price (as defined below), as applicable; provided that, if the Corporation declares, pays or sets aside on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Junior Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Junior Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” shall mean $0.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

(c) The provisions set forth in Subsections 1(a) and 1(b) shall not apply with respect to any distribution or payment made by the Corporation in accordance with Section 2 or Section 3 hereof.

2. Liquidation Preference.

(a) Series C Preferred Stock Preference Amount. In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or any other securities having rights upon a Liquidation Event junior to the Series C Preferred Stock by reason of their ownership thereof, out of the assets of the Corporation lawfully available for distribution to its stockholders, an amount per share of Series C Preferred Stock equal to the sum of (i) the Series C Original Issue Price, plus (ii) all declared but unpaid dividends on such share (such aggregate sum, the “Series C Preference Amount”). If, upon the occurrence of any Liquidation Event, the Proceeds and the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the full Series C Preference Amount in respect of each share of Series C Preferred Stock, then the entire Proceeds and assets and funds legally available for distribution to the stockholders of the Corporation shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the portion of the Series C Preference Amount that each such holder is otherwise entitled to receive under this Subsection 2(a).

(b) Series B Preferred Stock Preference Amount. In the event of any Liquidation Event, either voluntary or involuntary, after payment in full of the Series C Preference Amount in respect of each share of Series C Preferred Stock, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock and the Series A Preferred Stock or any other securities having rights upon a Liquidation Event junior to the Series B Preferred Stock by reason of their ownership thereof, out of the assets of the Corporation lawfully available for distribution to its stockholders, an amount per share of Series B Preferred Stock equal to the sum of (i) the Series B Original Issue Price, plus (ii) all declared but unpaid dividends on such share (such aggregate sum, the “Series B Preference Amount”). If, upon the occurrence of any Liquidation Event, after payment in full of the Series C Preference Amount in respect of each share of Series C Preferred Stock, the Proceeds and the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the full Series B Preference Amount in respect of each share of Series B Preferred Stock, then the entire Proceeds and assets and funds legally available for distribution to the stockholders of the Corporation shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the portion of the Series B Preference Amount that each such holder is otherwise entitled to receive under this Subsection 2(b).

(c) Series A Preferred Stock Preference Amount. In the event of any Liquidation Event, either voluntary or involuntary, after payment in full of the Series C Preference Amount in respect of each share of Series C Preferred Stock and after payment in full of the Series B Preference Amount in respect of each share of Series B Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the Proceeds to the holders of Common Stock or any other securities having rights upon a Liquidation Event junior to the Series A Preferred Stock by reason of their ownership thereof, out of the assets of the Corporation lawfully available for distribution to its stockholders, an amount per share of Series A Preferred Stock equal to the sum of (i) the Series A

Original Issue Price, plus (ii) all declared but unpaid dividends on such share (such aggregate sum, the “Series A Preference Amount,” and together with the Series C Preference Amount and the Series B Preference Amount, each a “Preference Amount”). If, upon the occurrence of any Liquidation Event, after payment in full of the Series C Preference Amount in respect of each share of Series C Preferred Stock and after payment in full of the Series B Preference Amount in respect of each share of Series B Preferred Stock, the Proceeds and the assets and funds legally available for distribution to the stockholders of the Corporation are insufficient to pay the full Series A Preference Amount in respect of each share of Series A Preferred Stock, then the entire Proceeds and assets and funds legally available for distribution to the stockholders of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the portion of the Series A Preference Amount that each such holder is otherwise entitled to receive under this Subsection 2(c).

(d) Remaining Proceeds. In the event of any Liquidation Event, either voluntary or involuntary, after payment has been made to the holders of shares of Preferred Stock of the full Preference Amounts in respect of each such share of Preferred Stock, all of the remaining Proceeds shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder, with each share of Preferred Stock treated for such purpose as the number of shares of Common Stock into which such share of Preferred Stock is then convertible.

(e) Liquidation Event.

(i) For purposes of this Section B(2), a “Liquidation Event” shall mean (A) the closing of the sale, transfer or other disposition by the Corporation (or any subsidiary of the Corporation) of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, (B) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger of the Corporation with or into any other entity but excluding any sale of capital stock by the Corporation for capital raising purposes) (x) in which the holders of the Corporation’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or (y) in which at least fifty percent (50%) of the Corporation’s outstanding capital stock is transferred (calculated on an as-converted to Common Stock basis) or (C) a liquidation, dissolution or winding up of this Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of (1) the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis and (2) the holders of a majority of the then outstanding shares of Series C Preferred Stock (such holders in such clauses (1) and (2) shall be referred to herein as the “Required Holders”). Unless otherwise agreed to in writing by the Required Holders, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a Liquidation Event unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section 2.

(ii) In any Liquidation Event, if the Proceeds from such Liquidation Event is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows.

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (B) below:

(1) if traded on a securities exchange or through the Nasdaq Capital Market, Global Market or Global Select Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clause (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superceded by any determination of such value set forth in the definitive agreements governing such Liquidation Event, provided that this Corporation is a party to such definitive agreements.

(f) Notice. Written notice of any such Liquidation Event stating a payment date, the place where such payment shall be made, the amount of each payment in liquidation and the amount of dividends to be paid shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of Preferred Stock at such holder’s address as shown in the records of the Corporation, provided that any holder of Preferred Stock may convert its shares of Preferred Stock to Common Stock pursuant to Section B(4) below during such period at any time prior to the payment date stated in such notice. Notwithstanding the foregoing, subject to compliance with the General Corporation Law such notice period may be shortened or waived upon the written consent of the Required Holders.

(g) Effecting a Liquidation Event.

(i) Unless otherwise agreed to in writing by the Required Holders, the Corporation shall not have the power to effect a Liquidation Event that is a merger or consolidation in which the Corporation is a constituent party unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2 hereof.

(ii) In the event of a Liquidation Event that is referred to in Subsection 2(e)(i)(A), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Liquidation Event, then, unless otherwise agreed to in writing by the Required Holders, (A) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) the Corporation shall use the consideration received by the Corporation for such Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the amount payable in respect of such share in accordance with the liquidation preferences set forth in Subsections 2(a)-(d). The provisions of Section B(3) regarding the mechanics of effecting a redemption shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock pursuant to this Subsection 2(g)(ii). Prior to the distribution or redemption provided for in this Subsection 2(g)(ii), the Corporation shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in connection with such Liquidation Event or in the ordinary course of business.

(h) Allocation of Contingent Consideration. Notwithstanding any other provision set forth in this Section 2, in the event of a Liquidation Event, if any portion of the consideration payable to the Corporation or the stockholders of the Corporation is contingent upon the occurrence of any event or the passage of time (including, without limitation, any deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of “earnouts” or holdbacks) (the “Additional Consideration”) such Additional Consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until the contingencies related to such Additional Consideration have been satisfied and such Additional Consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Liquidation Event. Notwithstanding any other provision set forth in this Section 2, the portion of consideration payable in a Liquidation Event that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(d) as if the Initial Consideration were the only consideration payable in connection such Liquidation Event and (ii) any Additional Consideration which becomes payable upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(d) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Redemption. This Corporation shall be obligated to redeem the Preferred Stock as follows.

(a) Series C Preferred Stock Redemption Rights. At any time after seven (7) years from the date on which shares of Series C Preferred Stock are first issued (the “Series C Original Issue Date”), upon the written election (the “Series C Redemption Election”) of the holders of at least a majority of the Series C Preferred Stock then outstanding (the “Series C Electing Holders”), this Corporation, to the extent it may lawfully do so, shall redeem all outstanding shares of Series C Preferred Stock by paying in cash in exchange for each share of Series C Preferred Stock to be redeemed a sum equal to the greater of (i) the Series C Original Issue Price per share plus all declared but unpaid dividends with respect to such share and (ii) the fair market value per share of Series C Preferred Stock on the date of the Series C Redemption Election, as determined by an independent appraiser chosen by the Series C Electing Holders (the costs of which shall be borne by this Corporation) (the “Independent Appraiser”) (the “Series C Redemption Price”). The fair market value shall be determined by the Independent Appraiser without applying any illiquidity or minority ownership discounts. This Corporation shall effect such redemption by paying the holders of Series C Preferred Stock the full amount of the Series C Redemption Price in a single installment on a date no later than ninety (90) days following the date of the Series C Redemption Election (the “Series C Redemption Date”).

(b) Series B Preferred Stock Redemption Rights. At any time following the date upon which all shares of Series C Preferred Stock have been redeemed or converted, upon the written election (the “Series B Redemption Election”) of the holders of at least a majority of the Series B Preferred Stock then outstanding, (the “Series B Electing Holders”), this Corporation, to the extent it may lawfully do so, shall redeem all outstanding shares of Series B Preferred Stock by paying in cash in exchange for each share of Series B Preferred Stock to be redeemed a sum equal to the greater of (i) the Series B Original Issue Price per share plus all declared but unpaid dividends with respect to such share and (ii) the fair market value per share of Series B Preferred Stock on the date of the Series B Redemption Election, as determined by the Independent Appraiser (the “Series B Redemption Price”). The fair market value shall be determined by the Independent Appraiser without applying any illiquidity or minority ownership discounts. This Corporation shall effect such redemption by paying the holders of Series B Preferred Stock the full amount of the Series B Redemption Price in a single installment on a date no later than ninety (90) days following the date of the Series B Redemption Election (the “Series B Redemption Date”).

(c) Series A Preferred Stock Redemption Rights. At any time following the date upon which all shares of Series B Preferred Stock and Series C Preferred Stock have been redeemed or converted, upon the written election (the “Series A Redemption Election”) of the holders of at least 60% of the Series A Preferred Stock then outstanding, this Corporation, to the extent it may lawfully do so, shall redeem all outstanding shares of Series A Preferred Stock by paying in cash in exchange for each share of Series A Preferred Stock to be redeemed a sum equal to the Series A Original Issue Price per share plus all declared but unpaid dividends with respect to such share (the “Series A Redemption Price,” and collectively with the Series B Redemption Price and the Series C Redemption Price, the “Redemption Price”). This Corporation shall effect such redemption by paying the holders of Series A Preferred Stock the full amount of the Series A Redemption Price in a single installment on a date no later than ninety (90) days following the date of the Series A Redemption Election (the “Series A Redemption Date,” and collectively with the Series C Redemption Date and the Series B Redemption Date, a “Redemption Date”).

(d) Notice. Not later than thirty (30) days prior to each Redemption Date, this Corporation shall mail, postage prepaid, to each holder of record of shares to be redeemed at its address shown on the records of this Corporation a redemption notice (the “Redemption Notice”), which shall set forth the applicable Redemption Date, the amount to be redeemed and the number of shares that the holder is to surrender to this Corporation, at the place designated therein, the holder’s certificate or certificates representing the number of shares of stock to be redeemed. If on the applicable Redemption Date sufficient funds are not legally available to redeem all shares required to be redeemed in accordance with the preferences and priorities set forth above in this Section B(3), the funds legally available shall be used to redeem the maximum possible number of shares ratably among the holders based upon the aggregate Redemption Price of their respective holdings of such shares (in accordance with the preferences and priorities set forth above in this Section B(3)), and the remaining shares shall be redeemed as soon as possible after funds become legally available. This Corporation shall give the holders of shares to be redeemed at least 10 days’ notice of any redemption payment to be made after the relevant Redemption Date.

(e) Mechanics of Redemption. Each holder of shares to be redeemed shall surrender such holder’s certificate or certificates representing the shares to be redeemed, duly endorsed in blank or accompanied by a duly endorsed stock power attached thereto, to this Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall be canceled and retired. This Corporation shall issue to each holder redeeming shares on each Redemption Date a new certificate representing the number of shares of stock not redeemed by such holder on such Redemption Date, if applicable. If any shares are not redeemed solely because a holder fails to surrender the certificate or certificates representing such shares pursuant to this Section, then, from and after the applicable Redemption Date, and except for the continuing right to receive payment under this Section (which shall not bear interest), such shares of stock thereupon subject to redemption shall not be entitled to any further rights as Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable.

(f) Deposit of Funds. On or within two (2) business days prior to each Redemption Date, the Corporation shall deposit the applicable Redemption Price of all shares designated for redemption in the Redemption Notice on such Redemption Date and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $25,000,000 as a trust fund for the benefit of the holders of the shares designated for redemption. Any moneys deposited by the Corporation pursuant to this Subsection 3(f) for the redemption of shares that are thereafter converted into shares of Common Stock pursuant to Section B(4) hereof shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Subsection 3(f) remaining unclaimed at the expiration of one (1) year following the final applicable Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors, after which the holders of such shares called for redemption shall be entitled only to receive payment of the applicable Redemption Price from the Corporation.

4. Conversion. The holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall have conversion rights as follows (the “Conversion Rights”).

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.50 (as such price may be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Preferred Stock) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series A Conversion Price” per share for the Series A Preferred Stock shall be equal to $0.50, the initial “Series B Conversion Price” per share for the Series B Preferred Stock shall be the Series B Original Issue Price and the initial “Series C Conversion Price” per share for the Series C Preferred Stock shall be the Series C Original Issue Price; provided, however, that the applicable Conversion Price shall be subject to adjustment as set forth in this Section B(4). The Series A Conversion Price, the Series B Conversion Price and the Series C Conversion Price are collectively referred to herein as a “Conversion Price.”

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Preferred Stock (or such holder shall notify the Corporation that such certificates have been lost, stolen or destroyed and such holder shall execute an agreement, in form and substance reasonably acceptable to the Corporation, to indemnify the Corporation from any loss incurred by it in connection with such certificates), and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the automatic conversion provisions of Section B(4)(c)(ii) below, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date. If the conversion is in connection with a Special Mandatory Conversion pursuant to Section B(4)(d) below, such conversion shall be deemed to have been made on the date of closing of the Series C Second Tranche, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(c) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price applicable to such share at the time in effect immediately upon the earlier of (i) this Corporation’s sale of its Common Stock in a firm commitment underwritten public offering for the account of the Corporation, underwritten by a nationally recognized underwriter satisfactory to the Required Holders, pursuant to a registration statement under the Securities Act of 1933, as amended, the public offering price per share of which is not less than 200% of the Series C Original Issue Price, which results in cash proceeds to the Corporation (net of underwriting discounts and commissions, if any) of at least $40,000,000 in the aggregate and, after which, the Common Stock is listed on a United States national securities exchange (a “Qualified Public Offering”) or (ii) the date specified by the written consent or agreement of the Required Holders.

(d) Special Mandatory Conversion.

(i) Triggering Events. In the event that any holder of shares of Series C Preferred Stock becomes a “Defaulting Investor” (as such term is defined under the Series C Stock Purchase Agreement (as defined below)) under the Series C Stock Purchase Agreement, then each ten (10) shares of Series C Preferred Stock held by such holder shall automatically, without consideration and without any further action on the part of such holder, be converted into one (1) share of Common Stock effective upon, subject to, and concurrently with, the consummation of the Series C Second Tranche. Such conversion is referred to as a “Special Mandatory Conversion.” If any Defaulting Investor converted any shares of Series C Preferred Stock held by such Defaulting Investor into shares of Common Stock at any time prior to becoming a Defaulting Investor, then such shares of Series C Preferred Stock that were so converted shall be deemed to have been converted pursuant to such Special Mandatory

Conversion (and ninety percent (90%) of the number of shares of Common Stock issued upon conversion of such shares of Series C Preferred Stock shall be forfeited by such Defaulting Investor and cancelled immediately upon such Defaulting Investor becoming a Defaulting Investor).

(ii) Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series C Preferred Stock converted pursuant to Subsection (4)(d)(i) above shall be sent written notice of such Special Mandatory Conversion. Upon receipt of such notice, each holder of such shares of Series C Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series C Preferred Stock converted pursuant to Subsection 4(d)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Subsection 4(d)(ii). As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series C Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4(h) below in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series C Preferred Stock converted. Such converted Series C Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock and Series C Preferred Stock accordingly.

(iii) Definitions. For purposes of this Section 4(d), the following definitions shall apply.

(A) “Series C Stock Purchase Agreement” shall mean that certain Protagonist Therapeutics, Inc., Series C Preferred Stock Purchase Agreement, dated on or about the date of the filing of this Certificate of Incorporation, which contemplates the sale of Series C Preferred Stock.

(B) “Series C Second Tranche” shall mean the “Milestone Closing” as such term is defined under the Series C Stock Purchase Agreement.

(e) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances. The Conversion Price with respect to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be subject to adjustment from time to time as follows.

(i) If this Corporation shall issue, on or after the date upon which this Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for a particular series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price applicable to such series of Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock so issued.

For purposes of this Section B(4)(e)(i), the term “Common Stock Outstanding” shall mean and include the following: (1) the number of the then-outstanding shares of Common Stock, (2) the number of shares of Common Stock issuable upon conversion of the then-outstanding shares of Preferred Stock, (3) the number of shares of Common Stock issuable upon exercise of the then-outstanding stock options and (4) the number of shares of Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of the then-outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(A) Except to the limited extent provided for in Subsections (D)(3) and (D)(4) below, no adjustment of such Conversion Price pursuant to this Subsection 4(e)(i) shall have the effect of increasing such Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(C) In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(D) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor.

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Subsections 4(e)(i)(B) and 4(e)(i)(C)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(e)(i)(B) and 4(e)(i)(C)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(e)(i)(D)(l) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(e)(i)(D)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Subsection 4(e)(i)(D)) by this Corporation on or after the Series C Original Issue Date other than:

(A) Common Stock issued pursuant to a transaction described in Subsection 4(e)(iii) below;

(B) Common Stock (or options therefor) issued or deemed issued to employees, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, including without limitation this Corporation’s current option plan;

(C) Common Stock issued pursuant to a Qualified Public Offering;

(D) Common Stock or Preferred Stock, as the case may be, issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(E) Common Stock issuable upon conversion of the Preferred Stock; or

(F) Shares of Series C Preferred Stock sold pursuant to the Series C Stock Purchase Agreement.

(iii) In the event this Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price for each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Subsection 4(e)(i)(D).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price applicable to each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 4(e)(iii), then, in each such case for the purpose of this Subsection 4(f), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock or the Common Stock is converted into other securities, assets or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a subdivision or combination provided for elsewhere in this Section 4 or a Liquidation Event) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such transaction or event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect with respect to such series of Preferred Stock and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii) Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect with respect to such series of Preferred Stock, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

(l) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price applicable to a series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of at least 60% of the then-outstanding shares of Series A Preferred Stock in the case of an adjustment to the Series A Conversion Price, a majority of the then-outstanding shares of Series B Preferred Stock in the case of an adjustment to the Series B Conversion Price and a majority of the then-outstanding shares of Series C Preferred Stock in the case of an adjustment to the Series C Conversion Price. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5. Voting Rights. In addition to any special class or series voting rights provided hereunder or under the General Corporation Law or otherwise, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Protective Provisions. So long as any shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock are outstanding, this Corporation shall not (by amendment to this Certificate of Incorporation or by merger, consolidation or otherwise), and shall not permit any of its subsidiaries to, without first obtaining the approval (by vote or written consent, as provided by law) of the Required Holders, in addition to any other vote required by law and any such act or transaction entered into without such vote or written consent shall be null and void ab initio and of no force or effect:

(a) authorize or consummate a Liquidation Event (whether or not this Corporation or a subsidiary of this Corporation is the surviving entity);

(b) create, issue, authorize or grant, or permit any subsidiary of the Corporation to create, issue, authorize or grant, any payment or other consideration to any person or entity in connection with a Liquidation Event, other than in respect of any outstanding equity interest in the Corporation;

(c) permit any subsidiary of the Corporation to (i) sell, lease, assign, exclusively license, convey, or otherwise dispose of or encumber all or any substantial portion of its assets, property or business, (ii) merge or consolidate with or into any other entity, (iii) effect a reorganization, recapitalization or division or (iv) liquidate, dissolve or wind up;

(d) alter, repeal, change or waive any of the rights, preferences or privileges of any series of Preferred Stock;

(e) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock or other equity securities of the Corporation other than (i) redemptions of the Series C Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(f) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series C Preferred Stock with respect to the distribution of assets on a Liquidation Event, the payment of dividends and rights of redemption;

(g) increase the authorized number of shares of Series C Preferred Stock or increase the authorized number of shares of any other class or series of capital stock, unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on a Liquidation Event, the payment of dividends and rights of redemption;

(h) (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock in respect of the distribution of assets on a Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Series A Preferred Stock, the Series B Preferred Stock, or the Series C Preferred Stock in respect of the distribution of assets on a Liquidation Event, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock in respect of any such right, preference or privilege;

(i) amend, alter, or repeal any provision of this Corporation’s certificate of incorporation or bylaws;

(j) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or other indebtedness, or guaranty the obligation of any third party with respect to, or permit any subsidiary to take any such action with respect to any debt security or indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $250,000;

(k) (i) permit any subsidiary of the Corporation to authorize or issue any security to any person or entity other than to the Corporation or (ii) sell, assign, encumber, convey or otherwise dispose of any security of any subsidiary of the Corporation;

(l) acquire, or permit an subsidiary to acquire, any business (whether by purchase of stock or assets) for consideration in excess of $100,000 or incur any expenditures in excess of $100,000 not included in the annual operating budget;

(m) change the fundamental business of the Corporation or any subsidiary not in accordance with the Corporation’s business plan approved by the Board of Directors;

(n) sell, transfer, lease, exclusively license, or otherwise dispose of, or permit any subsidiary to sell, transfer, lease, exclusively license, or otherwise dispose of, in a single transaction or a series of related transactions, any material asset or assets exceeding a value of $250,000;

(o) increase or decrease the authorized number of directors constituting the Board of Directors;

(p) agree to any action which may impair the Corporation’s ability to honor the rights and preferences of the Preferred Stock;

(q) issue, or authorize the issuance of, any shares of Common Stock, options or other securities to any employee, director, officer, consultant or advisor of the Corporation or any of its subsidiaries other than Common Stock issued pursuant to (i) the exercise of the stock options granted pursuant to the Corporation’s 2007 Stock Option and Incentive Plan, as amended (the “Equity Incentive Plan”) and outstanding on the Filing Date exercisable for up to 6,831,742 shares of Common Stock (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock), (ii) restricted stock awards or stock options issued or granted after the Filing Date pursuant to the Equity Incentive Plan, up to a maximum of 7,444,005 shares of Common Stock (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock); provided that after the closing date of the Series C Second Tranche, such maximum number of shares under this clause (ii) shall increase to a maximum of 15,418,675 shares of Common Stock (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock), or (iii) restricted stock awards or stock options issued or granted after the date of the Series C Stock Purchase Agreement pursuant to the Equity Incentive Plan to the extent that any stock options or restricted stock awards previously granted pursuant to clause (i) or (ii) of this Subsection 6(q) are canceled or expire unexercised or are repurchased upon termination of employment or the applicable consulting arrangement with the Corporation at cost; or

(r) agree to take any of the foregoing actions.

7. Board of Directors.

(a) The holders of Series C Preferred Stock shall be entitled, by vote of the holders of a majority of the then-outstanding shares of Series C Preferred Stock voting as a separate class, to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”), and to remove from office such Series C Director and to fill any vacancy caused by the resignation, death or removal of such Series C Director. Any Series C Director elected as provided in this Section 7(a) may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Preferred Stock voting as a separate class given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(b) The holders of Series B Preferred Stock shall be entitled, by vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock voting as a separate class, to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”), and to remove from office such Series B Director and to fill any vacancy caused by the resignation, death or removal of such Series B Director. Any Series B Director elected as provided in this Section 7(b) may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Preferred Stock voting as a separate class given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(c) The holders of Series A Preferred Stock shall be entitled, by vote of the holders of at least 60% of the then-outstanding shares of Series A Preferred Stock voting as a separate class, to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series A Director”), and to remove from office such Series A Director and to fill any vacancy caused by the resignation, death or removal of such Series A Director. Any Series A Director elected as provided in this Section 7(c) may be removed without cause by, and only by, the affirmative vote of the holders of at least 60% of the then-outstanding shares of Series A Preferred Stock voting as a separate class given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders

(d) The holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

8. Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Sections B(3) or (4) hereof, the shares so redeemed or converted (as applicable) shall be cancelled and shall not be issuable by this Corporation. This Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI

Except as otherwise provided in this Certificate of Incorporation (including Section 6 of Article IV(B)), the number of directors of this Corporation shall be determined in the manner set forth in the Bylaws of this Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of this Corporation may provide. The books of this Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE IX

To the fullest extent permitted by law, a director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

The Corporation shall indemnify its directors, and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the General Corporation Law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such officer, agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provision of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

ARTICLE XI

Pursuant to Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their affiliates other than holders who are employees of the Corporation (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board of Directors or the board of directors or other governing body of any subsidiary of the Corporation (each a “Board”)) (collectively, the “Investor Parties”). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of an Investor Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any Board or otherwise, no Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party. Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Third Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 9th day of July 2015.

PROTAGONIST THERAPEUTICS, INC.

By:	/s/ Dinesh V. Patel
Name:	Dinesh V. Patel
Title:	President